As filed with the Securities and Exchange Commission on September 30, 2011

Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	37-1470730
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7600 Wisconsin Avenue, 11th Floor
Bethesda, MD 20814
(301) 986-9200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joel F. Bonder
Executive Vice President, General Counsel
and Secretary
First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, MD 20814
(301) 986-9200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
David P. Slotkin
Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, D.C. 20004-1109
(202) 637-5600

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Share(2)	Offering Price(2)	Fee
Common Shares of beneficial interest, par value $0.001 per share	544,673	$12.84	$6,993,601.32	$812

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of common shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices for the common shares as reported by the New York Stock Exchange on September 26, 2011.

PROSPECTUS

544,673 Common Shares

This prospectus relates to the possible issuance by us from time to time of up to 544,673 common shares of beneficial interest, par value $0.001 per share, or common shares, that we may issue to holders of units of limited partnership interest in our operating partnership, First Potomac Realty Investment Limited Partnership, and to any of their pledgees, donees, transferees or other successors in interest. We may offer our common shares pursuant to this prospectus only if the holders of these units present them for redemption and we exercise our right to issue our common shares to them instead of paying a cash amount. We are registering the issuance of the common shares to permit the holders thereof to sell them without restriction in the open market or otherwise, but the registration of the common shares does not necessarily mean that any holders will elect to redeem their units. Furthermore, upon any redemption, we may elect to pay cash for the units tendered rather than common shares.

We will not receive any cash proceeds from the issuance of these common shares to the holders of the units tendered for redemption, but we will acquire units from redeeming unit holders in exchange for any common shares we may issue pursuant to this prospectus.

We are the sole general partner of our operating partnership and, as of June 30, 2011, we owned a 95.5% interest in our operating partnership.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the trading symbol “FPO.” On September 29, 2011, the last reported sale price of our common shares on the NYSE was $13.06 per share. Our executive offices are located at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 and our telephone number is (301) 986-9200.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus for certain risk factors to consider before you decide to invest in the securities offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 30, 2011.

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, which we have referred you to in “Incorporation of Certain Information by Reference” below, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to First Potomac Realty Investment Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership.”

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FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are made in accordance with Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions may identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you that while forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should not place undue reliance on our forward-looking statements.

For a detailed discussion of the risks and uncertainties that may cause our actual results of operations, performance or achievements to differ materially from those expressed or implied by forward-looking statements, see the sections entitled “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and page 56 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and in other documents that we may file from time to time in the future with the SEC. There are, however, a number of risks associated with the conduct of our business and the risks discussed in the sections entitled “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2010 and page 56 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and in other documents that we may file from time to time in the future with the SEC, may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be reviewed with caution. Furthermore, we undertake no obligation to, and do not intend to, update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, of new information, data or methods or other changes, except to the extent required by applicable law.

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OUR COMPANY

We are a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region. At June 30, 2011, we wholly-owned or had a controlling interest in properties totaling 13.7 million square feet that were 83.0% leased. We also had an ownership interest in properties totaling an additional 0.5 million square feet through four unconsolidated joint ventures and owned land that can accommodate approximately 1.6 million square feet of additional development, as of June 30, 2011. Our largest tenant is the U.S. Government. We derive substantially all of our revenue from leases of space within our properties, and for the year ended December 31, 2010, we had consolidated net revenues of approximately $136 million. We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code.

We strategically focus on acquiring and redeveloping properties that we believe can benefit from our intensive property management and seek to reposition these properties to increase their profitability and value. Our portfolio contains a mix of single-tenant and multi-tenant office and industrial properties as well as business parks. Office properties are single-story and multi-story buildings that are used primarily for office use; business parks contain buildings with office features combined with some industrial property space; and industrial properties generally are used as warehouse, distribution or manufacturing facilities.

We own our properties and conduct substantially all of our operations through our operating partnership, First Potomac Realty Investment Limited Partnership. As the sole general partner of our operating partnership, we have the power to manage and conduct our operating partnership’s business, subject to certain limitations described in the partnership agreement of our operating partnership. As of June 30, 2011, we owned a 95.5% interest in our operating partnership. The remaining interests in our operating partnership are owned by limited partners, including certain of our executive officers and trustees, who contributed properties and other assets to our operating partnership in exchange for limited partnership units.

Our executive offices are located at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, and our telephone number is (301) 986-9200. We maintain a website at http://www.first-potomac.com. The information on our website does not constitute a part of this prospectus.

RISK FACTORS

You should consider carefully the risks incorporated by reference in this prospectus, including under the headings “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and page 56 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and the other information contained in or incorporated by reference in this prospectus before deciding to invest in our common shares. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, please be aware that these are not the only risks we face and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the common shares offered by this prospectus, but we will acquire additional units of our operating partnership in exchange for any common shares we may issue to a redeeming unitholder.

DESCRIPTION OF COMMON SHARES

General

Our declaration of trust provides that we may issue up to 150,000,000 common shares of beneficial interest, par value $0.001 per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized common shares or the number of shares of any class or series without shareholder approval. As of September 29, 2011, 50,058,398 common shares were issued and outstanding.

Maryland law provides, and our declaration of trust provides, that none of our shareholders are personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest and except as may be otherwise specified in the terms of any class or series of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of trustees.

Under the Maryland statute governing real estate investment trusts formed under the laws of that state, or the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust’s declaration of trust. Our declaration of trust provides that these actions (other than certain amendments to the provisions of our declaration of trust related to the term of office of trustees, the removal of trustees, the restrictions on ownership and transfer of our shares of beneficial interest, the voting rights of shareholders and the duration of our existence) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding at least a majority of the votes entitled to be cast on the matter.

Dividends, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of shares, including our 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares, or Series A Preferred Shares, and to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares, holders of our common shares are entitled to receive dividends on such common shares if, as and when authorized by the board of trustees, and declared by us out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of our company legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and other liabilities of our company and any shares with preferential rights related thereto, including our Series A Preferred Shares.

Holders of shares of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares, common shares will have equal dividend, liquidation and other rights.

Power to Classify and Reclassify Shares, Increase Authorized Shares and Issue Additional Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of additional preferred shares that have priority over the common shares with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest.

We believe that the power of our board of trustees to increase or decrease the number of authorized shares, issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause us to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series will be available for issuance without further action by our shareholders, unless shareholder consent is required by applicable law or the rules of the NYSE, on which our common shares are traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise be in their best interest. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws — Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

The following summary of certain provisions of Maryland law and of our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our declaration of trust and bylaws. See “Where To Find Additional Information” for information on how to obtain documents from us, including our declaration of trust and bylaws.

Our Board of Trustees

Our declaration of trust and bylaws provide that the number of trustees of our company may be established by our board of trustees, but may not be fewer than one nor more than 15. Our board currently has seven trustees. Our bylaws provide that any vacancy (other than a vacancy created by an increase in the number of trustees) may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any vacancy created by an increase in the number of trustees shall be filled by a majority of the entire board of trustees at any regular meeting or at any special meeting called for that purpose. Any individual elected to fill such vacancy will serve until the next annual meeting of shareholders.

Pursuant to our declaration of trust and bylaws, each of our trustees is elected by our shareholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. Holders of our common shares have no right to cumulative voting in the election of trustees. Trustees are elected by a plurality of the votes cast.

Our bylaws will provide that at least a majority of our trustees must be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.

Removal of Trustees

Our declaration of trust and bylaws provide that a trustee may be removed, with or without cause, upon the affirmative vote of at least a majority of the votes entitled to be cast in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under provisions of the MGCL that apply to Maryland real estate investment trusts, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust’s outstanding voting shares; or

•	an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. In approving a transaction, however, the board of trustees may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of trustees.

After the five-year prohibition, unless, among other conditions, the trust’s common shareholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares, any business combination between the trust and an interested shareholder generally must be recommended by the board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a trust’s board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Our declaration of trust contains a provision opting out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and, accordingly, the supermajority vote requirements will not apply to business combinations between us and an interested shareholder. As a result, any person who later becomes an interested shareholder may be able to enter into business combinations with our company without compliance by us with the supermajority vote requirements and the other provisions of the statute. We cannot assure you that the provision of our declaration of trust opting out of the business combination will not be amended or eliminated in the future.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of shareholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares in a Maryland real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the trust; or (3) an employee of the trust who is also a trustee of the trust. “Control shares” are voting shares that, if aggregated with all other such shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any shareholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless appraisal rights are eliminated under the declaration of trust. Our declaration of trust eliminates all appraisal rights of shareholders. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. There is no assurance, however, that our board of trustees will not amend or eliminate such provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds shareholder vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of shareholders.

Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we (1) vest in our board of trustees the exclusive power to fix the number of trusteeships, subject to the limitations set forth in our declaration of trust and bylaws, and to fill vacancies and (2) require, unless called by the chairman of our board of trustees, our president or our chief executive officer or our board of trustees, the written request of shareholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board, and our declaration of trust and bylaws provide that a trustee may be removed, with or without cause, upon the affirmative vote of at least a majority of the votes entitled to be cast in the election of trustees. However, our board of trustees in the future may elect, without shareholder approval, to adopt these or one or more of the other provisions of Subtitle 8.

Amendment of Our Declaration of Trust and Bylaws and Approval of Extraordinary Transactions

Under the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the real estate investment trust’s declaration of trust. Our declaration of trust provides that such actions (other than certain amendments to the provisions of our declaration of trust related to the term of office of trustees, the removal of trustees, the restrictions on ownership and transfer of our shares of beneficial interest, the voting rights of shareholders and the duration of our existence) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the chairman of our board of trustees, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the shareholders shall be called by our secretary upon the written request of shareholders entitled to cast not less than 50% of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that except as otherwise required by law or by the rules of the public securities exchange on which our shares are then traded, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of such meeting (but not to vote thereat) has waived in writing any right to dissent from such action.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The provisions of our declaration of trust on removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise be in the best interests of our shareholders. Likewise, if our declaration of trust were amended to opt into the business combination provisions of the MGCL, or if our board of trustees opted into certain of the provisions of Subtitle 8 of Title 3 of the MGCL or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Share Ownership Limit

Subject to certain exceptions, our declaration of trust provides that no person may actually or constructively own more than 8.75% (by number or value, whichever is more restrictive) of our outstanding common shares, or 8.75% by value of our outstanding shares of beneficial interest of all classes. In addition, pursuant to the articles supplementary setting forth the terms of the Series A Preferred Shares, no person may actually or constructively own more than 9.8% (by value or number of shares, whichever is more restrictive) of our Series A Preferred Shares. For a detailed description of these restrictions, see “Restrictions on Ownership and Transfer.”

REIT Qualification

Our declaration of trust provides that, if our board of trustees determines that it is no longer in our best interests to qualify as a REIT, it shall take such actions as required by law to submit the matter to a vote of our shareholders. The affirmative vote of the holders of not less than a majority of the shares outstanding and entitled to vote thereon shall be required to terminate voluntarily our status as a REIT.

Indemnification and Limitation of Trustees’ and Officers’ Liability

The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation (and our bylaws obligate us) to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by such director or officer or on such director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable expenses to, each of our trustees, officers, employees, shareholders or agents (including any individual who, while a trustee, officer, employee, shareholder or agent, is or was serving, at our request, as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) from all claims and liabilities to which such person may become subject by reason of being or having been a trustee, officer, employee, shareholder or agent. Our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify:

•	any present or former trustee, officer or shareholder (including any individual who while a trustee or officer and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee), who has been successful, on the merits or otherwise, against reasonable expenses incurred by such person in the defense of a proceeding to which the trustee, officer or shareholder was made a party by reason of such status;

•	any present or former trustee or officer against any claim or liability to which such trustee or officer may become subject by reason of such status; and

•	any present or former shareholder against any claim or liability to which such person may become subject by reason of such person’s status as a present or former shareholder.

Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order for us to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) at any time during the last half of our taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code, our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than (i) 8.75% (by number or value, whichever is more restrictive) of our outstanding common shares or (ii) 8.75% by value of our outstanding shares of beneficial interest of all classes. In addition, pursuant to the articles supplementary setting forth the terms of the Series A Preferred Shares, no person may beneficially or constructively own more than 9.8% (by value or number of shares, whichever is more restrictive) of our Series A Preferred Shares. However, Louis T. Donatelli and Douglas J. Donatelli, and certain persons related to either of them under the applicable ownership attribution rules, are generally permitted to own, in the aggregate, either directly or under applicable ownership attribution rules, up to 14.9% of (i) the lesser of the number or value of our outstanding common shares, and (ii) the value of our outstanding shares of beneficial interest of all classes. This 14.9% limitation is, however, reduced to 9.9% immediately prior to any time that (x) Louis T. Donatelli and Douglas J. Donatelli, together with the other related persons, constructively own, pursuant to applicable provisions of the Internal Revenue Code, in the aggregate, a 10% or greater interest in a direct or indirect tenant of our company from which the board of trustees anticipates that we will derive more than $200,000 in gross income during the current taxable year and (y) as a result of this ownership, we would be treated as constructively owning, pursuant to applicable provisions of the Internal Revenue Code, a 10% or greater interest in that direct or indirect tenant. We refer to the foregoing ownership limits collectively as the “Share Ownership Limits.”

In addition to the Share Ownership Limits, our declaration of trust prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest if such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, and (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest where such ownership will or may violate any of the foregoing restrictions on transferability and ownership, or any person to whom our shares of beneficial interest are transferred in a transaction that resulted in share ownership in violation of the foregoing ownership limitations is required to give notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of trustees, in its sole discretion, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of trustees, and upon at least 15 days written notice from a proposed transferee prior to the proposed transfer which, if consummated, would result in a violation of one or more of the Share Ownership Limits, and upon other conditions as the board of trustees may direct, may exempt a proposed transferee from the Share Ownership Limits. However, the board of trustees may not grant such an exemption to any person if such exemption (a) could cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, or (b) could result in any person or group of persons each of whom constructively own 10% or more of the value of the outstanding shares of beneficial interest, in the aggregate, constructively own, other than as a result of our direct or constructive ownership, a 10% or greater interest in a direct or indirect tenant of ours from whom the board of trustees anticipate that we will derive more than $200,000 in gross income during the current taxable year.

If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the foregoing transfer or ownership limitations, then such transfer shall be void and the intended transferee shall acquire no rights in such shares; provided that this shall not preclude the settlement of transactions entered into through the facilities of the NYSE. If, as a result of a transfer of shares of beneficial interest or another event, there would be beneficial or constructive ownership of our shares of beneficial interest in excess or in violation of the transfer or ownership limitations described above, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically transferred to a “charitable” trust for the exclusive benefit of one or more charitable beneficiaries. The automatic transfer shall be deemed to be effective as of the close of business on the business day, as it is defined in the declaration of trust, prior to the date of the violative transfer or other event resulting in such excess ownership or violation. Shares of beneficial interest held in the charitable trust shall be issued and outstanding shares of beneficial interest. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such charitable trust shall not benefit economically from ownership of any shares of beneficial interest held in such charitable trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in such charitable trust. The trustee of the charitable trust shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the charitable trust, which rights shall be exercised for the exclusive benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the charitable trust shall be paid by the recipient of such dividend or distribution to the trustee of the charitable trust, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee of the charitable trust. Any dividend or distribution so paid to the trustee of the charitable trust shall be held in trust for the charitable beneficiary. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such charitable trust shall have no voting rights with respect to shares of beneficial interest held in the charitable trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the charitable trust, the trustee shall have the authority, at the trustee’s sole discretion, (i) to rescind as void any vote cast with respect to such shares prior to our discovery that such shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the charitable trust, the trustee shall sell the shares of beneficial interest held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust and to the charitable beneficiary as follows: The person who would otherwise have held the shares of beneficial interest transferred to the charitable trust shall receive the lesser of (i) the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust or (ii) the price paid by the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust in the transaction giving rise to the transfer of such shares of beneficial interest to the charitable trust, or, if such person did not give value for the shares of beneficial interest in such transaction, the market price (as defined in the declaration of trust) of such shares on the day of the event causing the shares to be held in the charitable trust. Any net sale proceeds in excess of the amount payable to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust shall be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the charitable trust, such shares are sold by a person who would otherwise have held the shares of beneficial interest transferred to the charitable trust, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust received an amount for such shares that exceeds the amount that such person was entitled to receive pursuant to the second preceding sentence, such excess shall be paid to the trustee upon demand.

In addition, shares of beneficial interest held in the charitable trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a transaction or other event not involving a market price per share, the market price at the time of such transaction or other event) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transaction or other event that resulted in shares being held in the charitable trust and (ii) the date our board of trustees determines in good faith that a transaction or other event resulting in shares being held in the charitable trust has occurred if we do not receive a notice of such transaction or other event in accordance with the requirements of the declaration of trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust.

All certificates representing our shares of beneficial interest bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, within 30 days after January 1 of each year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with our ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in the best interest of our shareholders.

REDEMPTION OF UNITS

The following is a summary of the redemption provisions of the amended and restated limited partnership agreement of our operating partnership, as amended, which we refer to in this prospectus as the partnership agreement. This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where to Find Additional Information.”

General

As a general rule, limited partners have the right to cause our operating partnership to redeem their units at any time beginning one year following the date of the issuance of the units held by any such limited partner (or such lesser time as determined by us in our sole and absolute discretion). A limited partner may exercise its redemption right by giving written notice to our operating partnership and us. The units specified in the notice generally will be redeemed on the 60th calendar day following the date we receive the redemption notice, subject to certain exceptions. The redeeming partner will have no right, with respect to those units redeemed, to receive any distributions paid if the record date for such distribution is on or after the redemption date.

Unless we elect to assume and perform our operating partnership’s obligation with respect to the redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares (on the date of delivery of the redemption notice) for which the units would have been redeemed if we had assumed and satisfied our operating partnership’s obligation by paying the redemption amount in our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common shares on the NYSE for the ten trading days before the day on which we received the redemption notice.

We have the right to elect to acquire the units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. As general partner, we will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares.

Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its redemption right to the extent that the issuance of common shares to the limited partner (regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares) would:

•	result in any person owning, directly or indirectly, common shares in excess of the ownership limitations set forth in our declaration of trust;

•	result in our shares of beneficial interest being owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests, by value or vote, in a tenant of our or our operating partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•	be likely to cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares or units of our operating partnership for purposes of complying with the Securities Act.

In addition, a limited partner may not:

•	without our consent, exercise the redemption right for fewer than 1,000 units of our operating partnership or, if such limited partner holds fewer than 1,000 units, all of the units held by such limited partner; or

•	exercise the redemption right more than two times during each calendar year.

The partnership agreement also provides that we, as general partner, (i) shall place such restrictions on the redemption rights of limited partners as we reasonably deem appropriate to ensure that our operating partnership does not constitute a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code, and (ii) if we determine that it is in the best interests of our operating partnership that our operating partnership not be treated as a “publicly traded partnership” (whether or not it would be taxable as a corporation), shall place such restrictions on the redemption rights of limited partners as and if deemed necessary to ensure that our operating partnership will not be treated as a “publicly traded partnership,” as such term is defined in Section 7704 of the Internal Revenue Code.

U.S. Federal Income Tax Consequences of a Redemption of Units

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to a limited partner of our operating partnership who exercises his or her right to require the redemption of units. Because the specific tax consequences to a holder exercising such holder’s redemption right will depend upon the specific circumstances of that holder, each holder considering exercising the redemption right is strongly urged to consult such holder’s own tax advisor regarding the specific federal, state, local and non-U.S. tax consequences to such holder of the exercise of the redemption right in light of such holder’s specific circumstances.

The following discussion is intended for “U.S. holders” only. A “U.S. holder” is a beneficial owner of our units that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our units, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our units should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our units by the partnership. A “non-U.S. holder” is a holder, including any partner in a partnership that holds our units, that is not a U.S. holder. Non-U.S. holders should consult their tax advisor regarding the specific federal, state, local and non-U.S. tax consequences to them of exercising the redemption right.

Tax Treatment of Redemption of Units by a U.S. Holder Generally

If we elect to assume and perform the redemption obligation, the redemption will be treated by us and our operating partnership as a sale of such units by the redeeming limited partner to us in a fully taxable transaction. In that event, such sale will be fully taxable to the redeeming limited partner and such redeeming limited partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of our common stock received in the exchange plus the amount of our operating partnership’s nonrecourse liabilities allocable to such redeemed units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

If we do not elect to assume the obligation to redeem a limited partner’s units, our operating partnership may redeem such units for cash. If our operating partnership redeems units for cash that we contribute to it to effect such redemption, the redemption of those units likely would be treated for tax purposes as a sale of such units to us in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of our operating partnership’s nonrecourse liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

If, instead, our operating partnership chooses to redeem a limited partner’s units for cash that is not contributed by us to effect the redemption, the redemption will not be treated as a sale to us of the redeeming partners limited partner’s units. Rather, the redemption of the limited partner’s units would be treated as a repurchase of the units by our operating partnership. If our operating partnership redeems less than all of a limited partner’s units, such limited partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of our operating partnership’s nonrecourse liabilities allocable to the redeemed units, exceeded the limited partner’s adjusted basis in all of such limited partner’s units immediately before the redemption. You are urged to consult your tax advisor regarding the specific federal, state, local and non-U.S. tax consequences to you if our operating partnership elects to redeem your limited partner units for cash.

Tax Treatment of Sale of Units by a U.S. Holder

If a unit is sold, or otherwise disposed of, gain or loss from the disposition will be based on the difference between the amount realized on the disposition and the unitholder’s basis attributable to the unit. The amount realized on the disposition of a unit generally will equal the sum of:

•	any cash received;

•	the fair market value of any other property received; and

•	the amount of our operating partnership’s liabilities allocated to the units redeemed at the time of the redemption.

Accordingly, a unitholder will recognize gain on the disposition of a unit to the extent that the amount realized exceeds the unitholder’s basis for the unit. Because the amount realized includes any amount attributable to the relief from our operating partnership’s liabilities attributable to the unit, a unitholder could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the unit. In particular, if you have a “negative capital account” with respect to your units, your taxable gain will exceed the value of the common shares or cash received by the amount of that “negative capital account” attributable to the units redeemed.

Generally, gain recognized on the disposition of a unit will be capital gain. However, any portion of the unitholder’s amount realized on the disposition of a unit that is attributable to “unrealized receivables” of our operating partnership, as defined in section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), will give rise to ordinary income. The amount of ordinary income that would have to be recognized would be equal to the amount by which the unitholder’s share of unrealized receivables of our operating partnership exceeds the unitholder’s basis attributable to those assets. Unrealized receivables include, to the extent not previously included in our operating partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if our operating partnership had sold its assets at their fair market value at the time of the redemption.

For individuals, trusts and estates, net capital gain from the sale of an asset held one year or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than one year currently is 15%. However, the applicable Treasury regulations apply a 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by our operating partnership that have not otherwise been recaptured as ordinary income under other depreciation recapture rules. Accordingly, any gain on the sale of unit of our operating partnership held for more than one year could be treated partly as gain from the sale of a long-term capital asset subject to a 15% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by our operating partnership that have not been otherwise recaptured as ordinary income, and partly as ordinary income to the extent attributable to unrealized receivables. Each unitholder of our operating partnership should consult with its tax advisor regarding the application of the 25% rate to a sale of operating partnership units.

Basis of Units

In general, a unitholder who received units upon liquidation of a partnership had an initial tax basis in such units equal to the basis in the liquidated partnership interest at the time of such liquidation. Similarly, in general, a unitholder who received units in exchange for a contribution of property had an initial basis in the units equal to the basis in the contributed property.

A unitholder’s initial basis in its units will generally be increased by the unitholder’s share of:

•	our operating partnership’s taxable income;

•	any increases in nonrecourse liabilities incurred by our operating partnership; and

•	recourse liabilities to the extent the unitholder elects to take on a deficit restoration obligation or otherwise incurs the risk of loss with respect to those liabilities, whether through a guarantee or indemnification agreement or otherwise.

Generally, a unitholder’s initial basis in its units will be decreased, but not below zero, by the unitholder’s share of:

•	our operating partnership’s distributions;

•	decreases in liabilities of our operating partnership, including any decrease in its share of the nonrecourse liabilities of our operating partnership and any recourse liabilities for which it is considered to bear the economic risk of loss;

•	losses of our operating partnership; and

•	nondeductible expenditures of our operating partnership that are not chargeable to capital.

Disguised Sales

Under the Internal Revenue Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. In a disguised sale, the partner is treated as if he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other, including redemptions of units made within two years of a unitholder’s contribution of property to our operating partnership, must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.

While there is no authority applying the disguised sale rules to the exercise of a redemption right by a partner with respect to a partnership interest received in exchange for property, a redemption of units, by our operating partnership, in particular if made within two years of the date of a unitholder’s contribution of property to our operating partnership, may be treated as a disguised sale.

If this treatment were to apply, such unitholder would be treated for federal income tax purposes as if, on the date of its contribution of property to our operating partnership, our operating partnership transferred to it an obligation to pay it the redemption proceeds. In that case, the unitholder would be required to recognize gain on the disguised sale in such earlier year, and/or may have a portion of the proceeds recharacterized as interest or be required to pay an interest charge on any tax due.

Passive Activity Losses

The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from our operating partnership or other investments that may be used to offset gain from the sale, exchange or redemption of your units tendered for redemption.

Tax Reporting

If a unitholder tenders a unit and such unit is acquired by us or our operating partnership, the unitholder must report the transaction by filing a statement with its federal income tax return for the year of the disposition which provides certain required information to the Internal Revenue Service. To prevent the possible application of backup withholding with respect to payment of the consideration, a unitholder must provide us or our operating partnership with its correct taxpayer identification number.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF
OUR OPERATING PARTNERSHIP

The following is a summary of the material terms of the partnership agreement. This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where to Find Additional Information.” For purposes of this section, references to “we,” “our,” “us” and “our company” refer to First Potomac Realty Trust.

General

First Potomac Realty Investment Limited Partnership, our operating partnership, was organized as a Delaware limited partnership on August 25, 1997. We are the sole general partner of, and, as of June 30, 2011, owned a 95.5% interest in, the operating partnership. Except as otherwise expressly provided in the partnership agreement, we, as the sole general partner, have the exclusive power to manage and control the business of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. The limited partners of the operating partnership have no power to remove us as general partner.

Capital Contribution

The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available from borrowing or capital contributions, we may cause our operating partnership to obtain such funds from outside borrowings or we may provide such funds to our operating partnership through loans or otherwise. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to our operating partnership. We are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both our operating partnership’s and our best interests. If we contribute additional capital to our operating partnership, we will receive additional partnership interests and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our operating partnership, we will revalue the property of our operating partnership to its fair market value as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property that has not been reflected in the capital accounts previously would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of this property for fair market value on the date of the revaluation.

Operations

The partnership agreement requires that the business of our operating partnership be limited to and conducted in such a manner as to permit us at all times to qualify as a REIT for U.S. federal income tax purposes, unless we have determined that we no longer intend, or are no longer able, to qualify as a REIT. As the general partner, we have the power (i) to do any and all things necessary or prudent to ensure that our operating partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Internal Revenue Code and (ii) if we determine that it is in the best interests of our operating partnership that our operating partnership not be treated as a “publicly traded partnership” (whether or not it would be taxable as a corporation), to do any and all things necessary or prudent to ensure that our operating partnership will not be treated as a “publicly traded partnership,” as such term is defined in Section 7704 of the Internal Revenue Code.

Distributions

The partnership agreement provides that our operating partnership will make cash distributions in amounts and at such times as determined by us in our sole and absolute discretion, (i) first, to any holders of partnership interests that are entitled to any preference in distribution in accordance with the rights of any such class of partnership interests, and (ii) second, to the holders of common partnership interests in accordance with their respective percentage interests in our operating partnership.

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed (i) first, to any holders of partnership interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class of partnership interests, and (ii) second, to all other partners with positive capital accounts in accordance with their respective positive capital account balances.

We will use reasonable efforts to cause our operating partnership to distribute amounts sufficient to enable us to pay shareholder dividends that will allow us to:

•	meet the distribution requirement for qualification as a REIT for U.S. federal income tax purposes; and

•	avoid any U.S. federal income or excise tax liability imposed by the Internal Revenue Code or any other state or local law, other than to the extent that we elect to retain and pay income tax on our net capital gain.

Allocations

The profits of our operating partnership for each fiscal year generally are allocated in the following order: (i) 100% to us, as the general partner, to the extent of the excess, if any, of (A) the cumulative losses previously allocated to us, over (B) the cumulative profits previously allocated to us; and (ii) 100% to any holders of limited partnership interests pro rata in accordance with their respective percentage interests in our operating partnership. Losses of our operating partnership generally are allocated to the partners in proportion to their respective percentage interests in our operation partnership, but no losses shall be allocated to a limited partner if such allocation would cause such limited partner to have an adjusted capital account deficit at the end of any fiscal year, with any losses in excess of the limitation set forth in this paragraph allocated to us as the general partner.

All of the foregoing allocations are subject to compliance with the provisions of Sections 702, 704(b) and 704(c) of the Internal Revenue Code and Treasury Regulations promulgated thereunder. Unless a different method is selected by us, as general partner, our operating partnership will use the “traditional method” under Section 704(c) of the Internal Revenue Code for allocating items with respect to which the gross fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution.

Transfers

We, as general partner, generally may not transfer all or any of our interests in our operating partnership or voluntarily withdraw as general partner of our operating partnership, except in connection with a merger, consolidation or other combination that is permitted by the partnership agreement. We generally may not enter into a merger, consolidation or similar corporate transaction the result of which is a transfer, or change in control, of us unless:

•	we receive the consent of limited partners (other than us) holding more than 50% of the percentage interests of the limited partners (other than us);

•	the contemplated transaction provides that the limited partners have the right to receive cash, securities or other property equal to the product of the conversion factor (calculated pursuant to the partnership agreement) and the amount per share paid to our shareholders in connection with the contemplated transaction; or

•	we are the surviving entity and either (i) our shareholders do not receive cash, securities or other property in connection with the transaction or (ii) all limited partners receive an amount of cash, securities or other property (expressed as an amount per share) that is no less than the product of the conversion factor (calculated pursuant to the partnership agreement) and the greatest amount of cash, securities or other property (expressed as an amount per share) received in the transaction by any of our shareholders.

Notwithstanding the foregoing, we may merge with or into another entity or consolidate with another entity if immediately after the transaction our successor contributes substantially all of its assets to the partnership in return for a general partnership interest or limited partnership interest in the partnership and expressly agrees to assume our obligations as general partner under the partnership agreement.

With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion. We also have the right to prohibit transfers by limited partners under certain circumstances if it would have certain adverse tax consequences to us or our operating partnership.

Issuance of Additional Partnership Interests

We, as general partner, are authorized to cause our operating partnership to issue additional partnership units to its partners, including us and our affiliates, or other persons. These units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests, as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to the limitations described below. For example, in connection with the sale of our Series A Preferred Shares, our operating partnership issued to us a like number of 7.750% Series A preferred partnership units with economic terms substantially similar to the Series A Preferred Shares.

No partnership unit or interest may be issued to us as general partner or limited partner unless:

•	our operating partnership issues the units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights such that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights of the partnership units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us;

•	the additional partnership interests are issued in exchange for property owned by us, with a fair market value (as determined by us in good faith) equal to the value of the partnership interests; or

•	the additional partnership interests are issued to all partners in proportion to their respective percentage interests.

Indemnification and Limitation of Liability

The partnership agreement expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership or the limited partners for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees and designees against any and all claims, demands, actions, suits or proceedings relating to the operations of our operating partnership, unless it is established that (i) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership also must pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification.

Amendment of Partnership Agreement

In general, we may amend the partnership agreement without the consent of the limited partners; provided, that, the approval of a majority of the partnership interests held by limited partners other than us is necessary for any amendment to the partnership agreement that would:

•	affect the operation of the conversion factor or the redemption right of the limited partners in a manner adverse to the limited partners;

•	adversely affect the rights of the limited partners to receive distributions payable to them under the partnership agreement;

•	alter the partnership’s allocation of profit and loss to the limited partners;

•	impose on the limited partners any obligation to make additional capital contributions; or

•	amend the provisions of the partnership agreement governing amendments.

Term

Our operating partnership will continue until dissolved pursuant to the terms of the partnership agreement

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, as general partner of our operating partnership, we have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

Conflicts of Interest

Conflicts of interest exist or could arise in the future as a result of our relationships with our operating partnership or any limited partner of our operating partnership. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as sole general partner, have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as sole general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

The information below highlights a number of the significant differences between the limited partnership units and our common shares, including, among other things, the form of organization and nature of investment, liquidity, voting rights, distributions, liquidation rights, potential dilution of rights, redemption rights and certain U.S. federal income tax considerations. These comparisons are intended to assist holders of limited partnership units in understanding how their investment will change if they exchange their units for common shares.

The following discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of limited partnership units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, our declaration of trust and bylaws and the partnership agreement of our operating partnership, for additional important information. This discussion, to the extent it constitutes a summary of our declaration of trust, our bylaws or the partnership agreement of our operating partnership, is subject to and qualified in its entirety by reference to those documents.

Partnership Units	Common Shares

Form of Organization and Nature of Investment

Our operating partnership is organized as a Delaware limited partnership. The limited partnership units constitute limited partnership interests in our operating partnership.	We are a Maryland real estate investment trust and have elected to be taxed as a REIT under the Internal Revenue Code. The common shares constitute equity securities in us.

Liquidity

There is no public market for the limited partnership units and the units are not listed on any securities exchange.

With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent as the general partner, which consent may be withheld in our sole and absolute discretion. We also have the right to prohibit transfers by limited partners under certain circumstances if it would have certain adverse tax consequences to us or our operating partnership.	Our common shares are listed on the New York Stock Exchange under the symbol “FPO.” The common shares that may be issued upon redemption of the limited partnership units will be freely transferable under the Securities Act of 1933, as amended, but will be subject to the restrictions on ownership and transfer set forth in our declaration of trust. See “Restrictions on Ownership and Transfer.”

Voting Rights

Under the partnership agreement, limited partners have voting rights only with respect to certain amendments to the partnership agreement and certain transactions that result in a change of control of us as the general partner.

The consent of the limited partners holding more than 50% of the percentage interests of the limited partners (other than us) is required for any merger, consolidation or similar corporate transaction the result of which is a transfer, or change in control, of us unless: (i) the contemplated transaction provides that the limited partners have the right to receive cash, securities or other property equal to the product	Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of the shareholders.

Holders of our common shares have the right to vote on, among other things, the election of trustees, amendments to our declaration of trust, a merger of our company or a sale of substantially all of our assets, and the termination of our company. Trustees are elected by a plurality of the votes cast. Our declaration of trust provides that the other actions listed above (other than certain amendments to the provisions of our declaration of trust related to the

Partnership Units	Common Shares

of the conversion factor (calculated pursuant to the partnership agreement) and the amount per share paid to our shareholders in connection with the contemplated transaction; or (ii) we are the surviving entity and either (A) our shareholders do not receive cash, securities or other property in connection with the transaction or (B) all limited partners receive an amount of cash, securities or other property (expressed as an amount per share) that is no less than the product of the conversion factor (calculated pursuant to the partnership agreement) and the greatest amount of cash, securities or other property (expressed as an amount per share) received in the transaction by any of our shareholders. Notwithstanding the foregoing, we may merge with or into another entity or consolidate with another entity if immediately after the transaction our successor contributes substantially all of its assets to the partnership in return for a general partnership interest or limited partnership interest in the partnership and expressly agrees to assume our obligations as general partner under the partnership agreement.	term of office of trustees, the removal of trustees, the restrictions on ownership and transfer of our shares of beneficial interest, the voting rights of shareholders and the duration of our existence) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding at least a majority of the shares outstanding and entitled to be cast on the matter.

Our declaration of trust permits the board of trustees to classify and issue preferred shares in one or more series having voting power which may differ from that of the common shares.

Distributions

The partnership agreement provides that our operating partnership will make cash distributions in amounts and at such times as determined by us in our sole and absolute discretion, (i) first, to any holders of partnership interests that are entitled to any preference in distribution in accordance with the rights of any such class of partnership interests, and (ii) second, to the holders of common partnership interests in accordance with their respective percentage interests in our operating partnership.	Subject to the preferential rights of any other class or series of shares, including our Series A Preferred Shares, and to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares, holders of our common shares are entitled to receive dividends on such common shares if, as and when authorized by the board of trustees, and declared by us out of assets legally available therefor.

Liquidation Rights

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed (i) first, to any holders of partnership interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class of partnership interests, and (ii) second, to all other partners with positive capital accounts in accordance with their respective positive capital account balances.	Holders of our common shares are entitled to share ratably in the assets of our company legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and other liabilities of our company and any shares with preferential rights related thereto, including our Series A Preferred Shares.

Potential Dilution of Rights

We, as general partner of our operating partnership, are authorized, in our sole and absolute discretion and without limited partner approval, to cause our operating partnership to issue additional limited partnership interests for any purpose, subject to certain limitations. See “Description of the	Our board of trustees is authorized to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, and to establish the number of shares in each class or series and to set the

Partnership Units	Common Shares

Partnership Agreement of Our Operating Partnership — Issuance of Additional Partnership Interests.”	preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of additional preferred shares that have priority over the common shares with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest.

Redemption Rights

As a general rule, at any time beginning one year following the date of the issuance, limited partners have the right to redeem their units for cash or, at our election, a number of our common shares equal to the number of units offered for redemption.	Our common shares are not redeemable or convertible.

U.S. Federal Income Taxation Consequences to Taxable U.S. Holders

Our operating partnership is not subject to federal income taxes. Instead, each holder of units includes its allocable share of our operating partnership’s taxable income or loss in determining its individual federal income tax liability. The maximum federal income tax rate for individuals under current law is 35%.	We have elected to be taxed as a REIT for federal income tax purposes. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Even a REIT, however, is subject to federal income tax in certain circumstances. In addition, a REIT and/or its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on its assets and operations The maximum federal income tax rate for corporations under current law is 35%. Shareholders generally will be subject to taxation on distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations.

Depending on certain facts, a unitholder’s allocable share of income and loss from our operating partnership may be subject to the “passive activity” limitations. Under the “passive activity” rules, a unitholder’s allocable share of income and loss from our operating partnership that is considered “passive income” generally can only be offset against a holder’s income and loss from other investments that constitute “passive activities.”	Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as “passive activity” income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as

Partnership Units	Common Shares

qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates.

Cash distributions from our operating partnership are generally not taxable to a holder of units except to the extent they exceed such holder’s basis in its interest in our operating partnership (which will include such holder’s allocable share of our operating partnership’s liabilities).	Distributions made by us to our taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as “capital gain dividends” or “qualified dividend income”) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. Distributions that are properly designated by us as “capital gain dividends” or “qualified dividend income” may be taxed at long-term capital gain rates, subject to certain exceptions. Distributions (not designated as capital gain dividends) in excess of current and accumulated earnings and profits will first be treated as a non-taxable return of capital to the extent of a shareholder’s adjusted basis in its stock, with the excess taxed as long-term capital gain, or short-term capital gain if the shares have been held for one year or less (if the stock has been held as a capital asset).

Each year, holders of units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.	Each year, U.S. shareholders will receive Form 1099 containing information regarding dividends paid and, if applicable, dividends designated as capital gain dividends or qualified dividend income. In the event we designate any amounts as undistributed capital gain, shareholders will receive Form 2439 containing information regarding the amount of gain required to be included in their income.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.	U.S. shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of common shares (the “shares”). As used in this section, the terms “we” and “our” refer solely to First Potomac Realty Trust and not to our subsidiaries and affiliates which have not elected to be taxed as REITs under the Internal Revenue Code. An applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to particular offerings of common shares, preferred shares, depositary shares, warrants, subscription rights, preferred share purchase rights or other securities of the Company. This discussion is not exhaustive of all possible tax considerations and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	A tax-exempt organization, except to the extent discussed below in “— Taxation of Shareholders — Taxation of Tax-Exempt U.S. Shareholders;

•	A broker-dealer;

•	A non-U.S. shareholder (as defined below), except to the extent discussed below in “— Taxation of Shareholders — Taxation of Non-U.S. Shareholders”;

•	A trust, estate, regulated investment company, REIT, financial institution, insurance company or S corporation;

•	A person subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	A person holding our securities as part of a “hedge,” “straddle,” “conversion transaction,” “synthetic security” or other integrated investment;

•	A person holding our securities through a partnership or similar pass-through entity;

•	A person holding 10% or more (by value or vote) of our outstanding securities;

•	A person who receives our securities through the exercise of employee share options or otherwise as compensation; or

•	A U.S. expatriate.

In addition,

•	This summary does not address state, local or non-U.S. tax considerations;

•	This summary deals only with investors that hold our securities as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code; and

•	This discussion is not intended to be, and should not be construed as, tax advice.

The statements in this section and the opinion of Hogan Lovells US LLP, described below, are based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to the IRS interpretations and practices includes IRS’ practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

TAXATION OF OUR COMPANY

We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 2003. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code and intend to continue to operate in such a manner. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on any “REIT taxable income,” including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned. “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

•	We may be subject to the corporate “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

•	We are subject to tax, at the highest corporate rate, on: net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property. In general, “foreclosure property” is property acquired by us as a result of having bid in a foreclosure or through other legal means subsequent to a default on a lease of such property or on an indebtedness secured by such property.

•	We are subject to a 100% tax on net income from “prohibited transactions.” In general, “prohibited transactions” are sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” but our failure is due to reasonable cause and not due to willful neglect and we nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on the greater of (1) the amount by which 95% (or 90% for our 2003 and 2004 taxable years only) of our gross income exceeds the amount of our gross income qualifying under the 95% gross income test, (2) the amount by which we fail the 75% gross income test, or multiplied, in either case, by a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed and amounts retained but with respect to which federal income tax was paid.

•	If we fail any of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test), as described below under “— Requirements for Qualifications — Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we timely file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests by the highest tax rate applicable to corporations during this time period.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, and we nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder), receive a credit or refund for its proportionate share of the tax we paid, and increase its basis in our shares.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, carryover basis transaction, we will be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets at the time we acquired them if we dispose of those assets within 10 years after acquiring them (provided no election is made for the transaction be currently taxable). “Built-in gain” is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquired the asset.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Requirements for Qualification — Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including taxable REIT subsidiaries, are subject to federal corporate income tax.

In addition, we and/or our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.

Organizational Requirements

A REIT is a corporation, trust or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors;

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5. At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

6. During the last half of any taxable year, not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities and as determined by applying certain attribution rules);

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8. It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

9. It meets certain other qualifications tests described below regarding the nature of its income and assets and the distribution of its income.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Our declaration of trust provides for restrictions regarding the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements. The provisions of the declaration of trust restricting the ownership and transfer of our shares of beneficial interest are described in “Description of Capital Shares — Restrictions on Ownership and Transfer.”

For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We believe we have issued sufficient shares of beneficial interest with enough diversity of ownership to satisfy requirements 5 and 6 set forth above.

We may not qualify as a REIT for any year if at the close of such year we have undistributed “earnings and profits” accumulated in any non-REIT year for which we or our predecessor, First Potomac Realty Investment Trust, Inc., as the case may be, did not qualify as an S corporation for federal income tax purposes. Although we believe that we and our predecessor corporation qualified as an S corporation for federal income tax purposes for all tax years prior to our initial public offering, if it is determined that we or our predecessor corporation did not so qualify, we may inadvertently fail to qualify as a REIT. Any such failure to qualify may also prevent us from qualifying as a REIT for any of the following four taxable years.

Effect of Subsidiary Entities

Ownership of Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. A “qualified REIT subsidiary” is a corporation (including an entity which is treated as an association taxable as a corporation for federal income tax purposes), all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. These entities are not subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

Ownership of Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a corporation subject to federal, and state, local or foreign income taxes where applicable, at applicable corporate rates. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any hotel or health care facility is operated. Although a taxable REIT subsidiary may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the taxable REIT subsidiary by an “eligible independent contractor” (or, beginning with our 2009 taxable year, a health care facility).

We and a subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns more than 35% of the value or voting power of all outstanding stock of a corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% (or, beginning with our 2009 taxable year, 25%) of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test. Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a controlled taxable REIT subsidiary will not be treated as “rents from real property.”

The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

The income and assets of a taxable REIT subsidiary are not attributable to the REIT for purposes of satisfying the income and asset ownership requirements applicable to REIT qualification. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description under “Prohibited Transactions Tax.”

We currently have one taxable REIT subsidiary, First Potomac TRS Holdings, Inc., which was inactive in 2010, 2009 and 2008. Certain of our management activities may be conducted in the future through First Potomac TRS Holdings, Inc. or another taxable REIT subsidiary which will be subject to federal and state income taxes on their net income at the standard corporate rates.

Ownership of Partnership Interests

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (described in “— Requirements for Qualification — Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by a partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	“rents from real property;”

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain on the disposition of real property or mortgages on real property, in either case, not held for sale to customers; and

•	income derived from the temporary investment of new capital in stock or debt instruments during the one-year period following our receipt of the new capital that we raise through the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock, and income from certain hedging instruments (during our 2004 and prior taxable years only) or any combination of these.

The following items of income are excluded from the computation of these gross income tests: (i) gross income from “prohibited transactions;” (ii) beginning with our 2005 taxable year, income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test) and income and gain from “hedging transactions” entered into after July 30, 2008 that are clearly and timely identified as such will also be excluded from both the numerator and the denominator for purposes of the 75% gross income test; and (iii) certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met. Several conditions must be satisfied in order for rents received by a REIT to qualify as “rents from real property.”

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Hogan Lovells US LLP that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock of any corporate tenant or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. In addition, our declaration of trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a tenant. Based on the foregoing, we should never own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to Hogan Lovells US LLP that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a taxable REIT subsidiary at some future date.

As described above, we currently have one taxable REIT subsidiary. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.” If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

Third, if a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by the REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” There are two exceptions to this rule. First, impermissible services can be provided by an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Second, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We have not performed, and do not intend to perform, any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries.

Fourth, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rents from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rents from real property.” The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fifth, tenants may be required to pay, in addition to base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

Interest Income

“Interest” generally will be non-qualifying for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based upon a fixed percentage or percentages of receipts or sales may qualify under the 75% and 95% gross income tests. To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to such participation feature will be treated as gain from the sale of the underlying property, which generally will be qualifying income for purposes of the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property in the hands of the borrower or us. We may receive interest payments from a taxable REIT subsidiary. These amounts interest are qualifying for purposes of the 95% gross income test but not necessarily the 75% gross income test. We do not anticipate that the amounts of interest derived from a taxable REIT subsidiary would affect our ability to continue to satisfy the 75% gross income test.

Prohibited Transactions Tax

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than four years (or, for sales made after July 30, 2008, two years) and for the production of rental income (unless such property was acquired through foreclosure or a deed in lieu of foreclosure or a lease termination);

•	the capitalized expenditures made by the REIT, or any partner of the REIT, during the four-year period (or, for sales made after July 30, 2008, two-year period) preceding the date of the sale that are includable in the basis of the property are less than 30% of the net selling prince of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Internal Revenue Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least four years (or, for sales made after July 30, 2008, two years) for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

Income from Foreclosure Property

We will be subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the

Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (other than income and gain derived from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property (other than completion of a building, or any other improvement, where more than 10% of the construction was completed before default became imminent); or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

Income from Hedging Transactions

From time to time, we may enter into hedging transactions with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. Beginning with our 2005 taxable year, to the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income for purposes of the 95% gross income test, and will not be treated as gross income for purposes of the 75% gross income test where such instrument was entered into after July 30, 2008, provided that we clearly and timely identifies such hedging transaction in the manner required under the Internal Revenue Code and the Treasury Regulations promulgated thereunder (a “qualifying hedging transaction”). Income arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as qualifying income for purposes of the 95% gross income test, and will not be treated as gross income for purposes of the 75% gross income test where such instrument was entered into after July 30, 2008, provided we clearly identify the transaction as such before the close of the day on which it was acquired, originated, or entered into (or such other time as set forth in Treasury Regulations) (a “qualifying foreign currency transaction”). We currently intend to structure any hedging transactions in a manner that does not jeopardize our REIT status, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Foreign Currency Gains

Certain foreign currency gains recognized after June 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes (i) foreign currency gain attributable to (A) any item of income or gain that is qualifying income for purposes of the 75% gross income test, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property.

Temporary Investment Income

For purposes of the 75% gross income test, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing in new capital raised through the issuance of our common shares or certain long-term debt obligations in stock and debt obligations, but only for the one-year period beginning on the date we receive the new capital.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Prior to our 2005 taxable year, those relief provisions generally were available if:

•	our failure to meet these tests was due to reasonable cause and not to willful neglect;

•	we attached a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

Beginning with our 2005 taxable year, those relief provisions will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 95% (or 90% for our 2003 and 2004 taxable years only) of our gross income over the amount of gross income qualifying under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

1. At least 75% of the value of our total assets must consist of: “real estate assets;” cash or cash items, including certain receivables; foreign currency that meets certain requirements under the Internal Revenue Code; and government securities. “Real estate assets” include interests in real property, mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or certain long-term debt obligations.

2. Not more than 25% of our total assets may be represented by securities, other than those described in paragraph 1 above.

3. Except for the securities described in paragraph 1 above and securities of taxable REIT subsidiaries and qualified REIT subsidiaries, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

4. Except for the securities described in paragraph 1 above and securities of taxable REIT subsidiaries and qualified REIT subsidiaries, we may not own more than 10% of the voting power of any one issuer’s outstanding securities.

5. Except for the securities described in paragraph 1 above, securities of taxable REIT subsidiaries and qualified REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, we may not own more than 10% of the value of any one issuer’s outstanding securities.

6. No more than 25% of the value of our total assets (or, prior to our 2009 taxable year, 20% of the value of our total assets) may consist of the securities of one or more taxable REIT subsidiaries.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies: (A) a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and (B) a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the debt and equity securities of the partnership.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We monitor the status of our assets for purposes of the various asset tests and manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets.

If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient non-qualifying assets within 30-days after the close of that quarter. The failure to satisfy the asset tests can be remedied even after the 30-day cure period. If we violate the 5% asset test or 10% vote or value test described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million),and (ii) we dispose of sufficient assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we first identified the failure. In the event of any other failure of the asset tests beginning with our 2005 taxable year, we will not lose our REIT status if (i) the failure was due to reasonable cause and not to willful neglect, (ii) we file a description of each asset causing the failure with the IRS, (iii) we dispose of sufficient assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we first identify the failure, and (iv) we pay a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests. The applicable Treasury Regulations have yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

•	the sum of (a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (b) 90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November, or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the shareholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted toward satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our REIT taxable income within the periods described above, we will be subject to federal income tax on the retained portion at regular capital gain and ordinary corporate income tax rates.

If we were to recognize “built-in gain” (as defined below) on the disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax it would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items of income for federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term borrowings, to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.

If we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods net of excess distributions from prior taxable periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common shares. We intend to comply with these requirements.

FAILURE TO QUALIFY AS A REIT

Beginning with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests that have the specific mitigation clauses described above in “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests,” we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.

If we were to fail to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at regular corporate rates applicable to regular “C” corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as dividend income to the extent of our current and accumulated earnings and profits. In such event, to the extent of our current and accumulated earnings and profits, all distributions to our shareholders would be taxable as dividends, even if such dividends were attributable to our capital gain. Corporate shareholders may be eligible for a dividends-received deduction if certain conditions are satisfied. Individual shareholders may be eligible for the reduced long-term capital gain rate of 15% or less on such dividends if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

OTHER TAX CONSEQUENCES

Tax Aspects of Our Investments in Partnerships and Limited Liability Companies Generally

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we qualified for certain relief provisions. See “— Requirements for Qualification — Gross Income Tests” and “— Requirements for

Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties

Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a “book-tax difference.” Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest

Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships

The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Tax legislation enacted in 2003 provides a first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property placed in service after May 5, 2003, which includes “qualified leasehold improvement property” with a recovery period of less than 20 years, such as furnishings and equipment.

•	“Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service.

•	A first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property is available for “qualified property” that is acquired after December 31, 2007 and before January 1, 2009, and that is placed in service before January 1, 2009. “Qualified property” includes qualified leasehold improvement property (as defined above) and property with a recovery period of less than 20 years such as furnishings and equipment.

Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15 year recovery period using a straight line method and a half-year convention. The partnership’s initial basis in properties acquired in exchange for units of the partnership should be the same as the transferor’s basis in such properties on the date of acquisition. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership. Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for Qualification — Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade.

TAXATION OF SHAREHOLDERS

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, the term “U.S. shareholder” is a beneficial owner of our shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

Distributions Generally

So long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently available to individual U.S. shareholders who receive dividends from taxable subchapter “C” corporations.

Capital Gain Dividends

We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. shareholders as long-term capital gains without regard to the period for which the U.S. shareholder that receives such distribution has held its shares. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case U.S. shareholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains. A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

•	a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15% (through 2012, but scheduled to increase to 20% on or after January 1, 2013), and taxable to U.S. shareholders that are corporations at a maximum rate of 35%;

•	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder’s shares of our shares, the U.S. shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “— Taxation of our Company as a REIT” and “— Requirements for Qualification as a REIT — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

Qualified Dividend Income

Through December 31, 2012, with respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

•	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

•	the excess of (i) any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation with respect to which the Company is required to pay U.S. federal income tax, over (ii) the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a RIC), (ii) any of our taxable REIT subsidiaries, or (iii) a “qualifying foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions from us will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income.

Dispositions of Our Shares

If a U.S. shareholder sells, redeems or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. In general, a U.S. shareholder’s adjusted basis will equal the U.S. shareholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns on capital.

In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of shares of our shares will be subject to a maximum U.S. federal income tax rate of 15% (through 2012, but scheduled to increase to 20% on or after January 1, 2013), if our shares are held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012, but scheduled to increase to 39.6% on or after January 1, 2013) if the stock is held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, Treasury regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate U.S. shareholders) to a portion of capital gain realized by a non-corporate U.S. shareholder on the sale of the Company’s shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. shareholders should consult with their own tax advisors with respect to their capital gain tax liability.

Capital losses recognized by a U.S. shareholder upon the disposition of our shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.

If a shareholder recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. U.S. shareholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares, or transactions that we might undertake directly or indirectly.

Medicare Tax on Unearned Income

The Health Care and Reconciliation Act of 2010 requires certain U.S. shareholders that are individuals, estates or trusts to pay an additional 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of REIT shares, effective for taxable years beginning after December 31, 2012. U.S. shareholders should consult their own tax advisors regarding this legislation.

Taxation of Tax Exempt U.S. Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt shareholder), (2) our shares are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income,” distributions that we make and income from the sale of our shares generally should not give rise to UBTI to a U.S. tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such shareholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These shareholders should consult with their tax advisors concerning these set aside and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless:

•	either (1) one pension trust owns more than 25% of the value of our stock, or (2) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares; and

•	we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. In which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our common and preferred shares contained in our declaration of trust, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above with respect to pension-held REITs should be inapplicable to our tax-exempt shareholders.

Taxation of Non-U.S. Shareholders

The following discussion addresses the rules governing U.S. federal income taxation of non-U.S. shareholders. For purposes of this summary, “non-U.S. shareholder” is a beneficial owner of our shares that is not a U.S. shareholder (as defined above under “— Taxation of Taxable U.S. Shareholders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Distributions Generally

As described in the discussion below, distributions paid by us with respect to our common shares, preferred shares and depositary shares will be treated for U.S. federal income tax purposes as either:

•	ordinary income dividends;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that our shares will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our shares are no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary Income Dividends

A distribution paid by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

•	not attributable to our net capital gain; or

•	the distribution is attributable to our net capital gain from the sale of U.S. Real Property Interests, or “USRPIs,” and the non-U.S. shareholder owns 5% or less of the value of our common shares at all times during the one — year period ending on the date of the distribution.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. shareholder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Return of Capital Distributions

Unless (A) our shares constitute a USRPI, as described in “— Dispositions of Our Shares” below, or (B) either (1) the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder’s proportionate share of our earnings and profits, and (2) the non-U.S. shareholder’s basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends

A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•	the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. common shareholder owns more than 5% of the value of common shares at any point during the one-year period ending on the date on which the distribution is paid.

Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. shareholder unless:

•	the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

•	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. shareholder that owns more than 5% of the value of our shares at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend, and, in the case of a non-U.S. shareholder that is a corporation, such distributions also may be subject to the 30% branch profits tax.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

Undistributed Capital Gain

Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. shareholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. shareholder, and generally receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Dispositions of Our Shares

Unless our shares constitute a USRPI, a sale of our shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular shareholder, our shares will constitute a USRPI only if each of the following three statements is true:

•	Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

•	We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our shares are publicly traded, we cannot guarantee that we are or will remain a domestically-controlled qualified investment entity; and

•	Either (a) our shares are not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (b) our shares are “regularly traded” on an established securities market and the selling non-U.S. shareholder has held over 5% of our outstanding common shares any time during the five-year period ending on the date of the sale.

Specific wash sales rules applicable to sales of shares in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our shares even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other shares of our shares during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder as follows: (1) if the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders — Generally

In general, information-reporting requirements will apply to payments of distributions on our shares and payments of the proceeds of the sale of our shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments (currently at the rate of 28%, but scheduled to increase to 31% effective on or after January 1, 2011) if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

U.S. Shareholders — Legislation Relating To Foreign Accounts

Under the Hiring Incentives to Restore Employment Act (enacted March 2010), certain payments made after December 2012 to “foreign financial institutions” in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30% on certain types of income, including dividends on and gains from the sale or other disposition of REIT shares. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of their shares held with or through a financial institution or other foreign entity. See “— Backup Withholding Tax and Information Reporting — Non-U.S. Shareholders — Withholding on Payments to Certain Foreign Entities.”

Non-U.S. Shareholders — Generally

Generally, information reporting will apply to payments of distributions on our shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a

U.S. person or otherwise establishes an exemption. The payment of the proceeds from the disposition of our shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. shareholders, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the non-U.S. shareholder’s particular circumstances, non-U.S. shareholders are urged to consult their tax advisor regarding the information reporting requirements applicable to them.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Non-U.S. Shareholders — Withholding on Payments to Certain Foreign Entities

The Hiring Incentives to Restore Employment Act (enacted March 2010) imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless various certification, information reporting and other specified requirements have been satisfied. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares paid to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation is generally effective for payments made after December 31, 2012. However, no withholding is required on payments made under obligations that are outstanding on March 18, 2012, or from the gross proceeds of any disposition of such an obligation. Prospective shareholders should consult their tax advisors regarding this legislation.

SUNSET OF REDUCED TAX RATE PROVISIONS

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate of 15% (rather than 20%) on long-term capital gains for taxpayers taxed at individual rates, including the application of the long-term capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult their tax advisors regarding the effect of sunset provisions on an investment in our shares.

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our securities.

STATE, LOCAL AND FOREIGN TAXES

We and our subsidiaries and/or shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our securities.

TAX SHELTER REPORTING

If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance by us from time to time of up to 544,673 common shares to the holders of up to 544,673 limited partnership units, and any of their pledgees, donees, transferees or other successors in interest, upon the tender of such units for redemption. We may offer our common shares pursuant to this prospectus only if holders of these units present them for redemption and we exercise our right to issue our common shares to them instead of paying a cash amount. We are registering the issuance of the common shares to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but registration of the issuance of such common shares does not necessarily mean that any holders will elect to redeem their units or that we will choose to issue any common shares upon any redemption.

We are registering the common shares being offered by this prospectus pursuant to contractual obligations under a registration rights agreement between us and certain limited partners of our operating partnership. Pursuant to the registration rights agreement, we have agreed to bear expenses incident to our registration requirements under the registration rights agreement. However, each unit holder is responsible for the payment of any brokerage and sales commissions, fees and disbursements of such holder’s counsel, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the such holder’s shares.

We will not receive any cash proceeds from the issuance of these common shares to the holders of the units tendered for redemption, but we will acquire units from redeeming unit holders in exchange for any such issuances.

Our common shares are listed on the NYSE under the symbol “FPO.”

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements and schedule of First Potomac Realty Trust as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, and the statement of revenues and certain expenses for the year ended December 31, 2009 of 500 First Street, NW, the statement of revenues and certain expenses for the period from July 1, 2009 to December 31, 2009 of Redland Corporate Center, and the statements of revenues and certain expenses for the year ended December 31, 2010 of 840 First Street, NE and One Fair Oaks have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

We have filed with the SEC an automatic “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act, with respect to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at http://www.first-potomac.com. You should not consider information on our website to be part of this prospectus.

Our common shares are listed on the NYSE and all material filed by us with the NYSE can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2011, January 14, 2011, January 19, 2011, January 28, 2011, February 28, 2011, March 29, 2011, May 13, 2011, May 23, 2011, June 13, 2011, June 22, 2011, July 1, 2011, July 22, 2011, September 2, 2011, September 29, 2011 and September 30, 2011; and

•	our Registration Statement on Form 8-A, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-107172), and all amendments, prospectuses or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information that is deemed to have been “furnished” and not “filed” with the SEC, including any current report on Form 8-K furnished under Item 2.02 or Item 7.01. These documents may include, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings by contacting First Potomac Realty Trust as described below, or through contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:

First Potomac Realty Trust
7600 Wisconsin Avenue
Bethesda, Maryland 20814
(301) 986-9200

Our SEC filings also are available on our Internet website at http://www.first-potomac.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered.

SEC Registration Fee	$812
Accountant’s Fees and Expenses	25,000
Legal Fees and Expenses	25,000
Printing Expenses	25,000
Miscellaneous	1,188

TOTAL	$77,000

ITEM 15.	INDEMNIFICATION OF TRUSTEES AND OFFICERS.

The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation (and our bylaws obligate us) to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by such director or officer or on such director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable expenses to, each of our trustees, officers, employees, shareholders or agents (including any individual who, while a trustee, officer, employee, shareholder or agent, is or was serving, at our request, as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) from all claims and liabilities to which such person may become subject by reason of being or having been a trustee, officer, employee, shareholder or agent. Our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify:

•	any present or former trustee, officer or shareholder (including any individual who while a trustee or officer and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee), who has been successful, on the merits or otherwise, against reasonable expenses incurred by such person in the defense of a proceeding to which the trustee, officer or shareholder was made a party by reason of such status;

•	any present or former trustee or officer against any claim or liability to which such trustee or officer may become subject by reason of such status; and

•	any present or former shareholder against any claim or liability to which such person may become subject by reason of such person’s status as a present or former shareholder.

Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.	EXHIBITS.

The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on September 30, 2011.

FIRST POTOMAC REALTY TRUST

By:	/s/ Douglas J. Donatelli
Douglas J. Donatelli
Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barry H. Bass and Joel F. Bonder, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this registration statement and any registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Douglas J. Donatelli Douglas J. Donatelli	Chairman of the Board of Trustees and Chief Executive Officer (Principal Executive Officer)	September 30, 2011

/s/ Barry H. Bass Barry H. Bass	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 30, 2011

/s/ Michael H. Comer Michael H. Comer	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 30, 2011

/s/ Robert H. Arnold Robert H. Arnold	Trustee	September 30, 2011

/s/ Richard B. Chess Richard B. Chess	Trustee	September 30, 2011

/s/ J. Roderick Heller, III J. Roderick Heller, III	Trustee	September 30, 2011

/s/ R. Michael McCullough R. Michael McCullough	Trustee	September 30, 2011

/s/ Alan G. Merten Alan G. Merten	Trustee	September 30, 2011

/s/ Terry L. Stevens Terry L. Stevens	Trustee	September 30, 2011

EXHIBIT INDEX

Exhibit
No.		Description

3.1		Amended and Restated Declaration of Trust of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11/A (Registration No. 333-107172) filed with the SEC on October 1, 2003)
3.2		Articles Supplementary designating the Company’s 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.001 per share (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A (Registration No. 001-31824) filed with the SEC on January 18, 2011)
3.3		Form of share certificate evidencing the Company’s Common Shares (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 filed on November 30, 2004 (Registration No. 333-120821))
3.4		Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11/A (Registration No. 333-107172) filed with the SEC on October 1, 2003)
5	.1*	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered
8	.1*	Opinion of Hogan Lovells US LLP regarding certain tax matters
10.1		Amended and Restated Agreement of Limited Partnership of First Potomac Realty Investment, L.P. dated September 15, 2003 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-11 (Registration No. 333-107172), as filed with the SEC on October 1, 2003)
10.2		Amendment No. 13 to Amended and Restated Limited Partnership Agreement of First Potomac Realty Investment Limited Partnership (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 19, 2011)
10.3		Amendment No. 14 to Amended and Restated Limited Partnership Agreement of First Potomac Realty Investment Limited Partnership (incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011)
23	.1*	Consent of KPMG LLP
23	.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
23	.3*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)
24	.1*	Power of Attorney (included on signature page)

*	Filed herewith.